UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2025

ACCEL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38136	98-1350261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Tower Drive
Burr Ridge,	Illinois	60527
(Address of principal executive offices)	(Zip Code)

(630) 972-2235
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A-1 common stock, par value $0.0001 per share	ACEL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.
On September 10, 2025, Accel Entertainment, Inc. (the “Company”) entered into a Credit Agreement, dated as of September 10, 2025 (the “Credit Agreement”), by and among the Company, Accel Entertainment LLC (the “Borrower”), the lenders from time to time party thereto, CIBC Bank USA, as administrative agent and collateral agent for the lenders and lead arranger, Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., U.S. Bank National Association, and Truist Securities, Inc., as joint lead arrangers, and Bank of America, N.A. as documentation agent.
The Credit Agreement establishes (i) a term loan facility in an aggregate principal amount of $600 million (the “Term Loan Facility”) and (ii) a revolving loan facility in an aggregate principal amount of $300 million (the “Revolving Loan Facility” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date of the Credit Facilities is September 10, 2030. The Revolving Loan Facility includes a $15 million sublimit for the issuance of standby letters of credit and a $25 million sublimit for swingline loans.
Proceeds of the initial borrowings under the Credit Facilities were used to repay in full all outstanding indebtedness and terminate all commitments under the Credit Agreement, dated as of November 13, 2019, as amended, by and among the Company, the Borrower, the lenders from time to time party thereto, Capital One, National Association as administrative agent and collateral agent for the lenders, and the other parties party thereto.
At the Borrower’s election, borrowings under the Credit Facilities bear interest at either (i) a base rate equal to the highest of (a) the federal funds effective rate plus 0.5%, (b) the prime rate announced by CIBC Bank USA, or (c) Term SOFR plus 1% or (ii) Term SOFR for applicable interest period, in each case plus an applicable margin. The applicable margin is determined by reference to the Borrower’s First Lien Net Leverage Ratio (as defined in the Credit Agreement) and ranges from (i) 0.75% to 1.75% for base rate borrowings and (ii) 1.5% to 2.5% for Term SOFR borrowings.
The obligations of the Borrower under the Credit Facilities are (i) guaranteed by the Company and each of the Borrower’s existing and future material domestic subsidiaries and (ii) secured by first-priority liens on substantially all of the assets of the Company, the Borrower, and the Borrower’s existing and future material domestic subsidiaries, in each case subject to certain customary exceptions set forth in the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants including limitations on the ability of the Company, the Borrower, and their restricted subsidiaries to, amongst other things, grant additional liens, incur additional indebtedness, merge or consolidate, dispose of assets, engage in certain transactions with affiliates, and make restricted payments. The Credit Agreement also requires the Borrower to maintain, as of the last day of each fiscal quarter, (i) a First Lien Net Leverage Ratio no greater than 4.75 to 1.00 and (ii) a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.20 to 1.00. The Credit Agreement includes customary events of default, the occurrence of which could permit the administrative agent to, amongst other things, declare all amounts owing under the Credit Facilities to be immediately due and payable and to exercise remedies with respect to the collateral.
The foregoing summary and description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.
Item 8.01. Other Events
On September 10, 2025, the Company issued a press release announcing the Credit Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated September 10, 2025, by and among Accel Entertainment, Inc., Accel Entertainment LLC, CIBC Bank USA and the other parties thereto
99.1	Press Release by Accel Entertainment, Inc. dated September 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

Date: September 12, 2025	By:	/s/ Scott Levin
Scott Levin
Chief Legal Officer & Corporate Secretary

4